EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Fastenal Company:

We consent to the incorporation by reference in the registration statement on Form S-8 of Fastenal Company of our reports dated February 22, 2006, with respect to the consolidated balance sheets of Fastenal Company as of December 31, 2005 and 2004, and the related consolidated statements of earnings, stockholders’ equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2005, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports are included in the December 31, 2005 annual report on Form 10-K of Fastenal Company.

/s/ KPMG LLP

Minneapolis, Minnesota
May 17, 2006